Exhibit 99.1

Badger Meter Reports First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--April 20, 2015--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

  Net sales were $83,644,000 for the first quarter of 2015, a 0.2% increase from sales of $83,496,000 for the first quarter of 2014.
  Net earnings were $4,227,000 for the first quarter of 2015, an 8.7% decrease from net earnings of $4,632,000 for the first quarter of 2014.
  Diluted earnings per share were $0.29 for the first quarter of 2015, a 9.4% decrease from earnings per share of $0.32 for the first quarter of 2014.

Operations Review

“Our first quarter results were impacted by a combination of factors, including severe winter weather in the Northeast and Midwest, the weaker Euro and the downturn in the oil & gas market, offset somewhat by a positive contribution from National Meter and Automation, which we acquired in October 2014,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said sales of residential municipal water products increased year over year, however first quarter sales of commercial municipal water and flow instrumentation products were down. “The increase in residential product sales was driven by both our E-Series® ultrasonic meter line and our ORION® radio frequency mobile and network meter reading technologies, including our newest product, the cellular-based BEACON® Advanced Metering Analytics (AMA) system. The lower first quarter commercial municipal water product sales were due to weather-related construction delays and a difficult comparison against an exceptionally strong first quarter of 2014. Sales of flow instrumentation products were down significantly in the oil & gas market, but were up in other market segments,” he said.

The gross profit margin was 36.0% for the first quarter of 2015, compared to 34.7% in the prior year quarter. The margin benefited from lower commodity prices, particularly copper, a favorable exchange rate on components sourced in Europe and the addition of National Meter, offset in part by lower volumes and product mix, with fewer sales of higher-margin flow instrumentation products.

Meeusen noted that the increase in selling, engineering and administration expenses was due primarily to the National Meter acquisition. The company’s first quarter tax rate was approximately the same as in the prior year quarter.

“While we are disappointed with the slower first quarter, the second quarter has started strong. Our latest product innovations are being well received by customers and we remain optimistic about the full year,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2015 first quarter results on Tuesday, April 21, 2015, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 24753899. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMUM7DYDM. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, April 28, 2015, by dialing 1-888-286-8010 and entering the passcode 26260573. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement and control products, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for technology products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2015	2014
	(Unaudited)	(Unaudited)

Net sales	$83,644	$83,496

Cost of sales	53,569	54,545

Gross margin	30,075	28,951

Selling, engineering and administration	23,022	21,261

Operating earnings	7,053	7,690

Interest expense, net	317	291

Earnings before income taxes	6,736	7,399

Provision for income taxes	2,509	2,767

Net earnings	$4,227	$4,632

Earnings per share:

Basic	$0.29	$0.33

Diluted	$0.29	$0.32

Shares used in computation of earnings per share:

Basic	14,332,775	14,240,220

Diluted	14,407,007	14,330,197

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2015	2014
	Unaudited

Cash	$8,373	$6,656
Receivables	53,194	53,967
Inventories	72,008	71,774
Other current assets	8,371	8,708
Total current assets	141,946	141,105

Net property, plant and equipment	82,345	81,806
Intangible assets, at cost less accumulated amortization	60,243	61,672
Other long-term assets	10,181	8,853
Goodwill	47,712	47,722
Total assets	$342,427	$341,158

Liabilities and Shareholders' Equity

Short-term debt	$75,923	$75,927
Payables	18,435	16,059
Accrued compensation and employee benefits	8,001	11,901
Other liabilities	4,423	3,188
Total current liabilities	106,782	107,075

Deferred income taxes	6,409	6,399
Long-term employee benefits and other	13,364	13,353
Shareholders' equity	215,872	214,331
Total liabilities and shareholders' equity	$342,427	$341,158

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276